Exhibit 99.1

J & J Snack Foods Corp. announces that SVP COO Robert M. Radano will Retire

Pennsauken, N.J., January 12, 2021 (GLOBE NEWSWIRE) –

J & J Snack Foods Corp. (NASDAQ-JJSF) today announced that Robert M. Radano, Senior Vice President and Chief Operating Officer will be retiring effective March 31, 2021 as Senior Vice President and Chief Operating Officer. Mr. Radano will remain with the Company for the remainder of the 2021 fiscal year. The Company has begun a search for a new Chief Operating Officer.

“The Company is thoroughly indebted and grateful to Bob for his many years of dedication and service to J & J. Shortly after graduating from Villanova University, Bob joined J & J in 1972 as a part-time truck driver and quickly rose through the ranks of the organization. Everyone within the Company is thankful to Bob for his contributions in building and growing the company. Naming all of his accomplishments would be impossible. Simply stated, Bob was integral to the business that J & J is today,” stated Dan Fachner, J & J Snack Foods Corp.’s President.

 About J & J Snack Foods Corp. J & J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, its principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

Contact:

Dan Fachner

President

615-558-9445